Exhibit 10.1

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
EXECUTIVE VICE PRESIDENT SEVERANCE PAY PLAN

SUMMARY PLAN DESCRIPTION
Effective October 19, 2016

TABLE OF CONTENTS
Page

INTRODUCTION	1

SECTION 1 PLAN PARTICIPATION	1

SECTION 2 SEVERANCE BENEFITS	2
When Severance Benefits Are Paid                                2
When Severance Benefits Are Not Paid                                3

SECTION 3 PAYMENT AMOUNT	3
Calculation of Severance Pay                                    3
Commencement and Payment of Severance Pay                            4
Effect of Other Severance Pay                                    4
Loans or Other Obligations                                    4
Taxation of Severance Pay                                    4

SECTION 4 OTHER BENEFITS	5
Outplacement                                            5
Bonus                                                5
Vesting of Equity Awards                                    5
Medical and Dental Benefit Continuation                            5
Other Benefits                                            6

SECTION 5 SITUATIONS AFFECTING PLAN BENEFITS	6

SECTION 6 PLAN ADMINISTRATION	7
Administration                                            7
Delegation                                            7
Powers                                                7

i

Rules and Procedures                                        8
Reports                                                8
Effect of Mistake                                        8
Applicable Law                                            8
Nonalienation of Benefits                                    8
No Vested Interest                                        8
No Employment Rights                                        8
Section 409A                                            9

SECTION 7 CLAIMS PROCEDURE	10

SECTION 8 ADDITIONAL DEFINITIONS	11

SECTION 9 ERISA REQUIRED INFORMATION	12
Official Plan Name                                    12
Plan Administrator And Sponsor                                12
Plan Number                                        13
Plan Type                                        13
Plan Year                                        13
Agent for Service of Legal Process                            13
Funding                                        13
Pension Benefit Guaranty Corporation                            13
ERISA Rights                                        13

SECTION 10 AMENDMENT AND TERMINATION	14

ii

INTRODUCTION
This is the summary plan description (“SPD”) for the Boston Private Financial Holdings, Inc. Executive Vice President Severance Pay Plan (the “EVP Plan”). This SPD also serves as the official plan document.
The EVP Plan provides employees with the title of Executive Vice President or above of Boston Private Financial Holdings, Inc. (“BPFH”) and Boston Private Bank & Trust Company (the “Bank”) and the Bank’s subsidiaries (collectively with the Bank, “Participating Employers”) with the opportunity to receive certain pay and benefits in connection with an involuntary termination of employment due to a job elimination or a termination of employment by the Company without cause as described below (“Severance Benefits”). For purposes of the EVP Plan, the “Company” refers to any and all of BPFH and the Participating Employers. The Company may discharge its responsibilities through BPFH or any Participating Employer.
A covered employee’s own employer is referred to in this SPD as the “Employer.” This SPD contains information that will help you understand your Severance Benefits. Therefore, we encourage you to read through the material carefully.
If you are eligible for severance benefits specified in Section 2 (“Severance Benefits”) under the EVP Plan, you will generally receive your severance pay in the form of salary continuation (“Severance Pay”) over a period of twelve months following your termination of employment.
Additional capitalized terms used herein are defined in Section 8 or otherwise below.
If you have any questions regarding the EVP Plan and your eligibility for coverage under the EVP Plan, please contact BPFH’s Executive Vice President, Human Resources.
SECTION 1
PLAN PARTICIPATION
To be potentially eligible for Severance Benefits under the EVP Plan, you must hold the title of Executive Vice President or above with BPFH or a Participating Employer. Any Employees who are employed at a level of comparable position to Executive Vice President or above for entities that do not use the EVP titling structure are also eligible. All employees who are potentially eligible for Severance Benefits under the EVP Plan are referred to herein as “EVP Employees.” Employees of an Employer eligible for the Boston Private Financial Holdings, Inc. Severance Pay Plan or who are parties to an agreement with an Employer that provides an opportunity to receive severance pay other than under this EVP Plan are not eligible for Severance Benefits under the EVP Plan.

SECTION 2
SEVERANCE BENEFITS
When Severance Benefits Are Paid
To be eligible to receive Severance Benefits, BPFH must find that your employment with your Employer has been terminated involuntarily due to a Job Elimination as described in (1) below or your termination is a Termination Without Cause as described in (2) below.

1.
A “Job Elimination” is the elimination of an EVP Employee's position due to restructuring, other organizational change or a reduction in force. Even if your position is eliminated, a termination of your employment due to misconduct and unsatisfactory job performance would not be a Job Elimination:

In addition, you will not be considered to have experienced a Job Elimination if you are offered a Comparable Position, regardless of whether you accept such position.

2.
A “Termination Without Cause” is a termination of an EVP Employee’s employment by the Participating Employer for reasons other than: (i) conduct by the EVP Employee constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) actions or omissions by the EVP Employee that satisfy the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the EVP Employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; (iv) continued non-performance or unsatisfactory performance by the EVP Employee of his or her duties (including by reason of the EVP Employee’s physical or mental illness, incapacity or disability) which has continued for more than 45 days following written notice of such non-performance or unsatisfactory performance from the BPFH Board or the Chief Executive Officer of the Employer; (v) a material violation by the Executive of any of the Company’s (A) written employment policies or (B) written policies regarding confidential information; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

As with other determinations under the EVP Plan, BPFH’s determination of the reason for a termination of employment is conclusive and binding on all parties.
In order to receive (and to continue receiving) Severance Benefits, you must sign and not revoke an agreement that releases the Company, among others, from all legal claims (the “Release Agreement”).

The Release Agreement must be in a form satisfactory to the Company. The Release Agreement may include provisions in addition to a release of legal claims, including without limitation provisions prohibiting disparagement, prohibiting solicitation of employees and/or clients, requiring the preservation of Company confidential information, confirming the return of all Company property, and requiring post-termination assistance with the transition of responsibilities and any litigation or regulatory matters involving the Company. You must sign and return the Release Agreement within the time period specified in the Release Agreement. If you otherwise qualify for Severance Benefits, the Company shall propose a Release Agreement to you.
When Severance Benefits Are Not Paid
You will not be eligible for Severance Benefits, and Severance Benefits will not be paid or provided, if:

*	you voluntarily choose to leave the Company;

*	you become disabled or die before the termination of your employment due to a Job Elimination or a Termination Without Cause;

*	the termination of your employment is due to a reason other than a Job Elimination or a Termination Without Cause;

*	you fail to sign and return the Release Agreement required by BPFH in a timely manner or you revoke the Release Agreement after signing;

*	the EVP Plan is ended, suspended or modified;

*	other circumstances set forth in Section 5 of the EVP Plan affect your entitlement to Severance Benefits, to the extent provided in Section 5.

If you receive notice of a Job Elimination or a Termination Without Cause, you need to remain employed until the date scheduled by your Employer for the termination of your employment. If you leave employment before that date (including either a voluntary termination or an involuntary termination for a reason other than the Job Elimination or Termination Without Cause), you will not be eligible for Severance Benefits unless BPFH’s Executive Vice President, Human Resources or General Counsel gives written approval to you that an earlier departure will be considered a Job Elimination or a Termination Without Cause for purposes of the EVP Plan.
SECTION 3
PAYMENT AMOUNT
Calculation of Severance Pay
Severance Pay consists of the payment of your Base Salary for a period of twelve months following your termination of employment (the “Severance Pay Period”).

Commencement and Payment of Severance Pay
The Severance Pay Period begins immediately after the date of termination. However, the Company is not obligated to commence the payment of Severance Pay immediately. The Company shall commence the payment of Severance Pay within sixty (60) days of the date of an otherwise qualifying involuntary termination, provided that you have not rejected the Release Agreement. Notwithstanding the foregoing, if such sixty (60) day period commences in one calendar year and ends in another, the payments shall commence in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment of Severance Pay is considered to be a separate payment.
You will be considered to have rejected the Release Agreement if you either (1) do not sign and return the Release Agreement as directed within the time period specified in the Release Agreement or (2) if applicable, you exercise a right to revoke the Release Agreement within the time period specified in the Release Agreement. If Severance Pay or any other Severance Benefits commence but you subsequently reject the Release Agreement, your right to Severance Pay and any other Severance Benefits shall immediately end.
The Company shall pay Severance Pay on regular payroll dates applicable to your position for the Severance Pay Period, if practicable, in accordance with the Company’s regular pay practice. If payments commence after the first regular payroll date following the date of termination, the first payment of Severance Pay will include all Base Pay that would otherwise have been paid for the period between the date of termination and the first payment of Severance Pay if the Release had been signed and effective on the date of termination and Severance Pay had commenced on the first payroll date after termination.
Effect of Other Severance Pay
If an employee is eligible for Severance Pay under this EVP Plan, Severance Pay will be reduced by any termination payments required to be paid under applicable federal, state and local laws (other than state unemployment compensation) and any amounts payable due to a termination of employment under any other severance pay plan, policy or agreement.
Loans or Other Obligations
Any amounts that you owe to the Company may be deducted from your Severance Pay, unless such deduction violates Section 409A of the Code.
Taxation of Severance Pay
Your Severance Pay is considered taxable income. All required federal, state and local taxes will be deducted from Severance Pay.

SECTION 4
OTHER BENEFITS
In addition to Severance Pay, the Company shall provide the following benefits, also subject to the Release Agreement requirement described above.
Outplacement
The Company shall provide outplacement benefits. The terms for the provision of outplacement benefits will be determined by the Company.
Bonus
The “pro-rated bonus” to which you would otherwise be entitled under the Company’s annual bonus plan, which bonus will be prorated for the portion of the year you were employed by the Company, determined based on actual performance of the Company for the year, and paid when bonuses for the same period are paid to other executives, but no later than March 15 of the year following the year of your termination.
Vesting of Equity Awards
Except to the extent expressly addressed in the applicable agreement, the vesting of restricted stock awards that provide for only time-based vesting will be accelerated on a pro-rated basis from the grant date through the date of the termination of employment. Restricted stock awards that are subject to performance-based vesting will be vested and paid out at the end of the performance period based on the achievement of performance criteria during such performance period and pro-rated through the date of the EVP Employee’s termination of employment.
Medical and Dental Benefit Continuation
Unless otherwise expressly provided under a separate, existing agreement with an EVP Employee, the Company shall provide a monthly cash payment equal to the employer share of the premium for group medical and/or dental benefit plan continuation under COBRA effective for the Severance Pay Period, subject to the following:

1.	The Employee must timely elect COBRA continuation for the applicable plan or plans.

2.	The Severance Pay will be reduced by the regular employee share of the applicable plan premium for the same coverage.

If the EVP Employee becomes eligible for coverage under another group medical and/or dental benefit plan before the end of the Severance Pay Period, the EVP Employee’s continued eligibility for such paid COBRA coverage shall cease. Such an EVP Employee is expected to notify the Company promptly in the event of such eligibility or anticipated eligibility. As a condition of continued receipt of Severance Pay, an EVP Employee is obligated to respond promptly and fully to any reasonable inquiries concerning the

EVP Employee’s eligibility or anticipated eligibility for other group plan coverage. In the event that the Company pays for group plan coverage beyond the date when such payments are due under the EVP Plan, the Company may withhold any such overpayments from any remaining Severance Pay due to the EVP Employee.
Other Benefits
Severance Pay is not employment compensation for benefit plan purposes. You do not accrue any vacation, retirement or other benefits by reason of receiving Severance Pay. Rights to pay and benefits under other benefit plans or programs, including equity plans and programs, will be based on your period of employment up to the date of termination and the terms of the applicable plans and programs.
SECTION 5
SITUATIONS AFFECTING PLAN BENEFITS
In addition to what has been stated elsewhere, the following could affect Severance Benefits:

*	If you do not properly provide the requested information or do not comply with the conditions and requirements specified in the EVP Plan, Severance Benefits may be delayed or denied.

*
If you are offered a Comparable Position by BPFH, a Participating Employer or a Successor after your employment ends, your right to receive Severance Benefits shall end upon the extension of that offer, regardless of whether you accept it.

*
If you commence employment with BPFH, a Participating Employer or a Successor either immediately upon or at any time after the termination of your employment, your right to receive Severance Benefits, with respect to your former position, will end upon commencement of such employment, regardless of whether the employment is in a Comparable Position.

*	Coverage under the EVP Plan ends when your Severance Benefits end, if your title or status changes and you no longer meet the eligibility conditions, or if the EVP Plan is terminated.

*
If you violate any contractual or other legal obligations to the Company, including without limitation, your obligations under the Release Agreement, your right to receive Severance Benefits shall end immediately.

*	If you do not comply with the Non-Solicitation Condition of this EVP Plan set forth in Appendix A, your right to receive Severance Benefits shall end immediately.

*
If the Company determines that providing Severance Benefits may be contrary to law, a regulatory requirement or regulatory guidance, no Severance Benefits will be paid or otherwise provided. The Company may, in its discretion, request a determination or other guidance from one or more regulatory authorities concerning the permissibility of providing Severance Benefits. If the Company has made such a request but has not received sufficient information to make a determination by the date of the termination of your employment regarding whether such a payment is permissible, the Company shall not offer Severance Benefits in exchange for a Release Agreement until and unless the Company subsequently determines that payment would be permissible under the law, regulatory requirements and regulatory guidance. In the event that the Company determines that payment would be permissible, it shall offer Severance Benefits in exchange for a Release Agreement. In such event, for the purpose of the “Commencement and Payment of Severance Pay” provision of Section 3 of the EVP Plan, the sixty (60) day period referenced in the first paragraph of that provision shall commence on the date of the determination by the Company that providing Severance Benefits would be permissible rather than on the date of an otherwise qualifying involuntary termination. In no event will the Company be obligated to provide Severance Benefits if it determines that such payment is not permissible.

SECTION 6
PLAN ADMINISTRATION
Administration
BPFH is the “Plan Administrator.” The Plan Administrator is responsible for carrying out the provisions of the EVP Plan.
Delegation
BPFH may delegate any of its authority or responsibilities as Plan Administrator or otherwise under the EVP Plan to a Participating Employer with respect to its Employees. BPFH or its delegate may from time to time appoint one or more individuals, or a committee, and delegate such of its power and duties as it deems desirable to any such individual or individuals or committee, in which case every reference herein made to BPFH shall be deemed to mean or include the individual or individuals or committee so appointed as to matters so delegated. Such individual or individuals shall be officers or other employees of BPFH or such other persons as BPFH may appoint.
Powers
The Plan Administrator shall have complete control of the administration of the EVP Plan, with all powers necessary to enable it properly to carry out its duties in that respect. BPFH shall be authorized and have full discretion to apply the terms of the EVP Plan, to interpret the EVP Plan and to determine all questions arising in the administration, construction and application of the EVP Plan. In addition, BPFH may increase the amount of severance provided and make other changes to the terms and conditions of severance if it determines special circumstances exist. The decision of BPFH upon all matters within the scope of its authority shall be conclusive and binding on all parties.

Rules and Procedures
The Plan Administrator may from time to time establish such supplemental rules and procedures for the administration of the EVP Plan and the transaction of its business as it deems necessary.
Reports
The Plan Administrator shall be responsible for the preparation and delivery of all reports, notices, plan summaries and plan descriptions required to be filed with any governmental office or to be given to any Employee, former Employee or beneficiary.
Effect of Mistake
If there is a mistake or misstatement about eligibility, participation, or service, or about the amount of payment made to a participant or beneficiary, the Plan Administrator will, if possible, try to correct the error. This may be done by withholding, accelerating, or adjusting payments as necessary to ensure the proper payment from the EVP Plan is made, except to the extent that such correction would result in a Section 409A violation.
Applicable Law
This EVP Plan, and any and all rights hereunder, shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without regard to any conflicts of law provisions thereof), to the extent not preempted by federal law.
Nonalienation of Benefits
No Severance Benefit will be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind. Any attempt to accomplish the same will be void. In the event that the Plan Administrator finds that such an attempt has been made with respect to any such Severance Benefit due or to become due to any Employee hereunder, the Plan Administrator in its sole discretion may terminate the interest of such Employee in such Severance Benefit and apply the amount of such Severance Benefit to or for the Severance Benefit of such Employee as the Plan Administrator may determine, and any such application will be a complete discharge of all liability with respect to such Severance Benefit.
No Vested Interest
No other person other than the Plan Administrator has any right, title or interest in or to any assets of the EVP Plan or to any Company contribution thereto.
No Employment Rights
Nothing contained in the EVP Plan will give any Employee the right to be retained in the employment of his or her Employer, or affect the right of any Employer to dismiss any Employee. The adoption and maintenance of the EVP Plan will not constitute a contract between any Employer and any Employee or consideration for, or an inducement to or condition of, the employment of any Employee.

Section 409A
All payments to be made under the EVP Plan are intended to be exempt from Section 409A of the Code and the provisions of the EVP Plan will be interpreted in accordance with that intent. Each payment of Severance Pay is considered to be a separate payment. Anything in the EVP Plan to the contrary notwithstanding, if at the time of an Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under the EVP Plan on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A1(h). To the extent that any amounts payable under the EVP Plan are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Company from time to time in order to comply with Section 409A of the Code.

SECTION 7
CLAIMS PROCEDURE
If you believe that you are entitled to Severance Benefits under the EVP Plan that you are not receiving or that have been denied to you, you may make a written request for such Severance Benefits to:
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109
Attention: Executive Vice President, Human Resources or General Counsel

You will be notified in writing within 90 days after your request is received whether your claim for Severance Benefits is approved or denied. (Under special circumstances, the Plan Administrator may require an additional 90 days to consider the claim. If an extension is needed, you will receive written notice of the extension before the end of the initial 90-day period. In no event will a decision be rendered later than 180 days after receipt of your request for Severance Benefits.)
If your claim is denied by the Plan Administrator, the notice of denial will contain the following information:

•	The specific reason or reasons for the denial;

•	Specific reference to the EVP Plan provisions on which the denial is based;

•	A description of any additional material or information necessary in order to receive the Severance Benefits claimed;

•	An explanation of the claims appeal procedure; and

•
A statement that you have the right to bring a civil action under Section 502(a) of ERISA (following a denial of an appeal). You must exhaust the claims and appeals process described below before you can bring legal action against the EVP Plan either in state or federal court. Also, failure to follow the EVP Plan’s prescribed claims and appeals process in a timely manner will also cause you to lose your right to bring legal action against the EVP Plan regarding a denial of your appeal.

If you disagree with the decision of the Plan Administrator, you may file an appeal.
Your request must include the following:

•	the reasons for your appeal;

•	the EVP Plan provisions on which the appeal is based; and

•	copies of all documents or materials that support your claim.

You, or your authorized representative, may review all documents, records and other information relevant to your claim for Severance Benefits.
The Plan Administrator will reexamine all facts relating to the appeal taking into account all comments, documents, records and other information submitted by you relating to your claim, regardless of whether such information was submitted to or considered by the Plan Administrator in the initial benefit eligibility determination. Normally, a decision on your appeal will be made within 60 days after your appeal is received. If special circumstances require a further extension of time for reviewing your appeal, you will receive written notice of the extension before the end of the initial 60-day period. In no event will a decision be rendered later than 120 days after receipt of your appeal.
The final decision will be in writing, will refer to the EVP Plan provisions on which the decision is based, and will be binding on all persons affected. If your appeal is denied, the Plan Administrator’s written notification to you will include:

•	the specific reason for the denial of your appeal;

•	specific reference to pertinent Plan provisions on which the Plan Administrator based its denial of your appeal;

•
a statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to your claim for Severance Benefits; and

•	a statement that you have a right to bring a civil action under Section 502(a) of ERISA.
SECTION 8
ADDITIONAL DEFINITIONS
The “Base Salary” is your base annual compensation rate as of the date your employment is terminated, including any before-tax contributions you make to your Employer’s 401(k) plan, cafeteria plan or pre-tax transportation plan, or any elective contribution you make to your Employer’s elective non-qualified deferred compensation plan.
The Base Salary does not include bonuses, incentive awards, overtime pay and any other form of compensation. In the case of an Employee who is scheduled to work on a part-time basis, the Base Salary means the base annual compensation rate based on the Employee’s part-time schedule.
“COBRA” means the group health benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

A “Comparable Position” is any job with BPFH, any Participating Employer or any Successor, if such job:

•	does not require you to commute more than fifty (50) miles further than you did immediately preceding your termination; and

•	has a Base Salary and short-term target incentive opportunity equal to or greater than the prior Base Salary and short-term target incentive opportunity.

The “Effective Date” of the EVP Plan is October 19, 2016.
An “Employee” is a person who is treated as a regular employee by BPFH or any Participating Employer and whose monetary compensation from his or her Employer is reported to the Internal Revenue Service as W-2 income.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended.
A “Successor” means an entity that acquires all or a controlling portion of the business of BPFH or a Participating Employer through any form of acquisition, merger or reorganization.
SECTION 9
ERISA REQUIRED INFORMATION
Official Plan Name
The official name of the EVP Plan is the Boston Private Financial Holdings, Inc. Executive Vice President Severance Pay Plan.
Plan Administrator and Sponsor
The Plan Administrator and sponsor of the EVP Plan is:
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109
Telephone (617) 912-3799
Fax (617) 912-4511
The Plan Administrator has the exclusive discretionary right to apply the terms of the EVP Plan, to interpret the terms and provisions of the EVP Plan and to determine any and all questions arising under the EVP Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision.

Plan Number
Documents and reports for the EVP Plan are filed with the U.S. Department of Labor under two numbers: BPFH’s Employer Identification Number (EIN) and the EVP Plan Number (PN). The EIN for BPFH is 04-2976299. The PN is 505.
Plan Type
The EVP Plan is an employee benefit welfare plan.
Plan Year
The plan year is January 1 through December 31.
Agent for Service of Legal Process
BPFH is the EVP Plan’s agent for service of legal process and may be served at the address indicated in the section entitled “Plan Administrator and Sponsor.”
Funding
All Severance Benefits are paid from the Company’s general assets.
Pension Benefit Guaranty Corporation
A governmental agency known as the Pension Benefit Guaranty Corporation (“PBGC”) insures the benefits payable under plans which provide for fixed and determinable retirement benefits. Because the EVP Plan does not provide a fixed and determinable retirement benefit, the PBGC does not include the EVP Plan within its insurance program.
ERISA Rights
The EVP Plan is subject to ERISA. As a Plan participant, you are entitled to certain rights and protections under ERISA.
Under ERISA, Plan participants are entitled to:

•
Examine, without charge at the Plan Administrator’s office, all official Plan documents (including insurance contracts) and copies of all documents filed with the U.S. Department of Labor, such as detailed Summary Annual Reports.

•	Obtain copies of all official Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may charge a reasonable fee for the copies.

•	Receive a summary of the EVP Plan’s annual financial report. The Plan Administrator is required to furnish each participant with a copy of this Summary Annual Report.

You also have the right to expect “fiduciaries,” the people who are responsible for the management of the EVP Plan, to act prudently and to act in the interest of you and other EVP Plan participants and beneficiaries. Another one of your ERISA-guaranteed rights means that no one - including your Employer or any other person - may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
ERISA also guarantees your rights to written notice if any part of a claim is denied or ignored, in whole or in part. Because your rights under ERISA are protected by law, you also can file suit if a right is denied. For example, if you request certain Plan-related materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay a fine of up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. You may file suit in a Federal court if you have a claim for Benefits under the EVP Plan that is denied or ignored, in whole or in part. You also can seek assistance from the U.S. Department of Labor or file suit in a Federal court if a Plan fiduciary has misused Plan funds or if you are discriminated against for asserting your rights. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose because, for example, the court finds your claim frivolous, you may be ordered to pay all these costs and fees on your own, including any court costs and attorney fees.
If you have any questions about the EVP Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave. N.W., Washington, D.C. 20210.
SECTION 10
AMENDMENT AND TERMINATION
BPFH reserves the right to make from time to time any amendment or amendments to the EVP Plan. BPFH further reserves the right to terminate the EVP Plan at any time. A termination of employment or an amendment of the EVP Plan will not affect rights of any Employee whose employment terminates before such amendment or termination. Any Employee who is terminated from employment after an amendment or termination will have the right to receive only such benefits, if any, as are due under the EVP Plan’s terms as in effect after such amendment or termination.

APPENDIX A
Boston Private Financial Holdings, Inc. Executive Vice President
Severance Pay Plan - Non-Solicitation Condition

In accordance with the terms of the Boston Private Financial Holdings, Inc. Executive Vice President Severance Pay Plan (“EVP Plan”), in order to receive (and to continue receiving) Severance Benefits, EVP Employees must comply with the following requirements. Capitalized terms not defined in this Appendix A are defined in the EVP Plan. Specifically, during the Severance Pay Period, as a condition to continued eligibility for Severance Benefits, an EVP Employee shall not directly or indirectly:

1.
solicit or accept for employment with another employer or employ any person who is then, or was within the prior six (6) months, employed by the Company, or request, influence or advise any person who at the time of such communication is employed by the Company to leave such employment; or

2.	influence or advise any business that is or may be competitive with the business of the Company to employ any person who is employed by the Company; or

3.
(A) solicit any known customer or client of the Company to do business with any person or entity other than the Company, (B) accept from any known customer or client of the Company any business for the benefit of any person or entity other than the Company, or (C) request, induce or advise any known customer or client of the Company to withdraw, curtail, diminish or cease his, her or its business with the Company; or

4.
(A) solicit any prospect of the Company to do business with any person or entity other than the Company, or (B) accept from any prospect of the Company any business for the benefit of any person or entity other than the Company.

For purposes of this Appendix A:

1.
A business “is or may be competitive with the business of the Company” if such business is engaged in banking, investment management, financial planning, trust administration or other related financial services.

2.	To be “employed” means to perform services as a common law employee or as an independent contractor.

3.
If the EVP Employee advises others to encourage a person to become employed or become a customer of some person other than the Company, the EVP Employee will be considered to have solicited such person or customer regardless of whether the EVP Employee directly engages in solicitation of the person.

4.	The EVP Employee shall be considered to “accept for employment” or “employ” any person who becomes employed by another employer if:

a.	the EVP Employee advises any other business with which the EVP Employee is affiliated to consider such person for employment,

b.	the EVP Employee participates in any way in the consideration of any such person for employment, or

c.	such person becomes employed in a position in which the EVP Employee supervises such person.

5.	The EVP Employee shall be considered to “accept” business from a customer or client if the EVP Employee performs services for such customer or client;

6.	A “customer or client of the Company” means any person or entity who or which at any time did business with the Company;

7.	A “known customer or client of the Company” means any customer or client of the Company either:

a.
whom or which the EVP Employee serviced during his or her employment with the Company (or, after the EVP Employee’s employment has ended, whom or which the EVP Employee serviced during the last twelve (12) months of the EVP Employee’s employment); or

b.
about whom or which the EVP Employee learned Restricted Information during his or her employment (or, after the EVP Employee’s employment has ended, about whom or which the EVP Employee learned Restricted Information during the last twelve (12) months of his or her employment).

8.
A “prospect of the Company” means any person or entity with which the EVP Employee had individual contact during the EVP Employee’s employment with the Company (or, after the EVP Employee’s employment has ended, during the last twelve (12) months of his or her employment); provided that such contact included soliciting such person or entity to become a customer or client of the Company.

9.
“Restricted Information” means all information concerning the Company that is confidential, proprietary, or not readily available to the general public, however and whenever acquired, whether or not in writing, whether or not a trade secret or marked or designated as “secret” or “confidential,” and whether or not obtained before or after the date of this Agreement, and includes the following: (i) all account, financial, and personal information, including identifying information, regarding any customer or client of the Company that is in the possession of the Company; (ii) all financial data, budgets, reports, forecasts, schedules, statements, and projections; (iii) all information identifying or tending to identify any of the clients, vendors, employees, suppliers, contractors, consultants, or referral sources of the Company; (iv) all information regarding all intellectual property of the Company, including any and all patents, trademarks, copyrights, trade names, service marks, and trade secrets, and any and all copy, ideas, plans, designs, methods, scripts, concepts, creations, inventions, recordings, know how, discoveries developments, improvements, and advertising and promotional materials, and all computer systems, programs, software, access codes, object codes, source codes, and specifications; (v) all information regarding the markets, products, services, programs, contracts, prospects, capital projects, research and development, business plans and strategies, and methods, processes, procedures, and techniques of business and operation of the Company; and (vi) every study, report, summary, analysis, notation, synopsis, compilation, and other document that is prepared by or for the Company, or any agent, officer, member, manager, or employee of the Company and contains or reflects any of the foregoing information concerning the Company; but excludes in each case information that is readily available to the general public.

During the Severance Pay Period, as a further condition of continued eligibility for Severance Benefits, the EVP Employee shall notify the Company in writing of any subsequent engagement, occupation or employment, whether as owner, employee, officer, director, agent, consultant, independent contractor or the like, and of his or her duties and responsibilities with respect to any such position.
Notwithstanding the foregoing, if the EVP Employee’s employment is involuntarily terminated due to a Termination Without Cause upon or following a Change of Control, the EVP Employee’s obligations under this Appendix A shall no longer be in effect. For purposes of this Appendix A, a “Change of Control” means the consummation of (i) the dissolution or liquidation of BPFH, (ii) the sale of all or substantially all of the assets of BPFH on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of BPFH’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), or (iv) the acquisition of all or a majority of the outstanding voting stock of BPFH in a single transaction or a series of related transactions by an entity or a group of persons or entities; provided, however, that a capital raising event or a merger effected solely to change BPFH’s domicile shall not constitute a Change of Control.